Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Form S-3 Nos. 333-53914, 333-156709, 333-160493, 333‑162854 and 333-178060) of Level 3 Communications, Inc. and

2)	Registration Statements (Form S-8 Nos. 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, 333-115751, 333-174354, 333‑177977 and 333-189832) of Level 3 Communications, Inc.

of our report dated February 14, 2014 (except Note 14, as to which the date is August 7, 2014), with respect to the consolidated financial statements of tw telecom inc. included in this Current Report (Form 8-K) of Level 3 Communications, Inc., filed with the Securities and Exchange Commission on August 7, 2014.

/s/ Ernst& Young LLP

Denver, Colorado
August 7, 2014